Exhibit 99.1

PRESS RELEASE

For more information:

Mike Bauer, President & CEO, Nexxus Lighting, Inc.

407/857-9900 Email: mbauer@nexxuslighting.com

Super Vision International completes name change to Nexxus Lighting, Inc.

Stock Symbol has been changed from “SUPVA” to “NEXS”

Move to New Manufacturing Facility in Orlando is Complete

ORLANDO, Fla., April 16, 2007 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS (formerly SUPVA) announced that it has completed the renaming of the company from Super Vision International to Nexxus Lighting, Inc.

Also effective today, the stock trading symbol has changed from “SUPVA” to “NEXS” on the NASDAQ Capital Market listing.

The word “nexus” means connection point, and the relationship of the word to the new name is tied to the company’s strategic vision to “connect advanced technology with light.” The company is focusing its resources on the rapidly expanding market for LED lighting system technologies, fiber optic lighting technologies and other new emerging “white light” technologies through both new product development and potential strategic acquisitions.

The Company also announced that it has completed the move to its new manufacturing and distribution facility in Orlando, Florida.

“We are very pleased with the response to the Nexxus Lighting strategy from our customers and partners.” stated Mike Bauer, President & CEO. “Although we are only a few months into implementation, we have accomplished our short term goals with the name change, symbol change and facility move and now our focused on executing on our branding strategy to make the market aware of Nexxus Lighting, our vision and our brands. We are on schedule with our corporate headquarters move to Charlotte in June and are working to build the best possible organization to serve the market for advanced lighting products.” concluded Mr. Bauer.

Nexxus Lighting, Inc. Get Connected!

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Super Vision's filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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